UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2014

Rush Enterprises, Inc.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	0-20797 (Commission File Number)	74-1733016 (IRS Employer Identification No.)

555 IH-35 South, Suite 500 New Braunfels, Texas (Address of principal executive offices)		78130 (Zip Code)

Registrant’s telephone number, including area code: (830) 626-5200

Not Applicable
______________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22, 2014, the Board of Directors of Rush Enterprises, Inc. (the “Company”) approved an amendment and restatement of the Rush Enterprises, Inc. 2007 Long-Term Incentive Plan (the “Plan”). Officers and employees of the Company and its subsidiaries may participate in the Plan.

The amendment and restatement of the Plan amends the definition of “Change of Control” to require (a) “consummation” of a qualifying merger or consolidation of the Company with another corporation, or (b) “consummation” of an agreement for the sale of all or substantially all of the Company’s assets. As a result of these changes, shareholder approval of these events, alone, would not trigger a “Change of Control.”

The foregoing description of the amendment and restatement of the Plan does not purport to be complete and is qualified in its entirety by the full text of the Plan, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUSH ENTERPRISES, INC.

	By:	/s/ Steven L. Keller
Steven L. Keller
Senior Vice President and Chief Financial Officer
Dated: July 24, 2014

EXHIBIT INDEX

Exhibit No.	Description
10.1	Rush Enterprises, Inc. Amended and Restated 2007 Long-Term Incentive Plan.